ITERIS, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.    The Board has adopted the Iteris, Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”) for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).
B.    The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of an equity incentive award under the Plan to the Participant.
C.    All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 17.
NOW, THEREFORE, it is hereby agreed as follows:
a.Grant of RSUs. The Corporation hereby grants to the Participant, as of the Grant Date, an award of restricted stock units (“RSUs”) under the Plan. Each RSU represents the right to receive one share of Common Stock (the “Share”) on the distribution date specified in this Agreement. Each RSU is hereby granted in tandem with a corresponding dividend equivalent, as further described in Paragraph 5 of this Agreement (the “Dividend Equivalents,” and together with the RSUs, the “Award”). The number of RSUs subject to the Award, the applicable vesting schedule for those RSUs, the date on which Shares underlying those vested RSUs shall become issuable to the Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
AWARD SUMMARY

Grant Date:	__________
Number of RSUs Subject to Award:	__________
Vesting Schedule:	[To be specified in individual agreements]
Issuance Schedule:	The Shares underlying the RSUs in which the Participant vests in accordance with the vesting schedule above shall be issued as provided in Section 2 below (the date of such issuance, the “Issue Date”). The issuance of the Shares shall be subject to the Corporation’s collection of all applicable Withholding Taxes. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 8 of this Agreement.
b.Issuance Schedule.
(a)    Except as provided in Paragraph 2(b) below, and subject to Paragraph 6 below, the Shares underlying the RSUs in which the Participant vests in accordance with the vesting schedule above shall be issued within thirty (30) days after the date on which the RSUs vest in accordance with the vesting schedule set forth above.
(b)    Notwithstanding any other provision of this Agreement or the Plan to the contrary, in the event the Participant has previously made a valid election to defer receipt of all or any portion of the Shares subject to the RSUs in accordance with the terms of the Iteris, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) and the deferral election form specified by the Corporation thereunder, upon vesting of the RSUs the Corporation will not issue the Shares to the Participant pursuant to Paragraph 2(a), but will instead credit to the Participant’s applicable Stock Unit Account (as defined in the Deferred Compensation Plan) an equal amount of Deferred Stock Units (as defined in the Deferred Compensation Plan) to be paid, issued or delivered at the times and in the manner as set forth in the Deferred Compensation Plan and the Participant’s applicable deferral election thereunder, both of which are incorporated herein by this reference.
c.Limited Transferability. Prior to the actual issuance of the Shares pursuant to RSUs which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares issuable pursuant to vested RSUs hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue stock certificates for any Shares which become issuable hereunder to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make a beneficiary designation or certificate directive for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.
d.Cessation of Service; Death; Disability.

(a)    Except as set forth in Paragraph 4(b) and Paragraph 6, should the Participant cease Service for any reason prior to vesting in one or more RSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested RSUs, and the number of RSUs will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled RSUs.
(b)    In the event of the Participant’s cessation of Service due to death or Permanent Disability, a pro-rata portion of the RSUs shall vest on the date of such cessation of Service. The total number of RSUs subject to this Award which shall be vested upon a cessation from Service due to death or Permanent Disability shall be equal to the RSUs that had already vested in accordance with the vesting schedule of this Award (the “Already Vested RSUs”) plus any additional RSUs (the “Additional Vested RSUs”) which may vest as described in this Paragraph 4(b). The Additional Vested RSUs which shall vest under this Paragraph 4 shall be calculated as the product of (1) and (2) and reduced by (3), where (1) is the total number of RSUs originally subject to this Award and (2) is a fraction, the numerator of which is the number of calendar days from the Grant Date through the date of Participant’s cessation of Service and the denominator is the number of calendar days in the full vesting period set forth in the Award Summary above (e.g., the period of time following the Grant Date that would be required to elapse in order for the RSUs to be fully vested absent Participant’s intervening cessation of Service), and (3) is equal to the Already Vested RSUs.
e.Stockholder Rights; Dividend Equivalents.
    (a)    Subject to Paragraph 5(b) below, Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares underlying the RSUs subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.
    (b)    (i)    Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right) until the earlier of the settlement or forfeiture of the underlying RSU. Each Dividend Equivalent will entitle Participant to receive additional RSUs equal to the value of any dividends, whether in cash, securities or other property (other than shares of Common Stock), if any, that Participant would have received in respect of each Share underlying the RSUs subject to the Award, had such Share been outstanding on the applicable record date for such dividend.
        (ii)    When such dividends are so declared, the following shall occur:
            (A)    On the date that the Corporation pays a cash dividend in respect of outstanding Shares, the Corporation shall credit Participant with an additional number of RSUs as Dividend Equivalents equal to the quotient of (1) the total number of RSUs subject to this Award but not yet distributed (including any additional RSUs credited as

Dividend Equivalents), multiplied by the per Share dollar amount of such dividend, divided by (2) the Fair Market Value of a Share on the date such dividend is paid.

            (B)    On the date that the Corporation pays any other type of dividend in respect of outstanding Shares (other than in shares of Common Stock), the Corporation shall credit the Participant in an equitable manner based on the total number of RSUs subject to this Award but not yet distributed (including any additional RSUs credited as Dividend Equivalents), as determined in the sole discretion of the Plan Administrator and in accordance with the Plan.

            (iii)    Dividend Equivalents credited as additional RSUs shall be subject to the same vesting terms, deferral election, distribution terms and risks of forfeiture as the underlying RSUs to which they relate (e.g., the same vesting requirements as the underlying RSUs), shall thereafter be considered “RSUs” subject to this Award, and shall also carry corresponding Dividend Equivalent rights.

f.Change in Control.
i.Any RSUs subject to this Award at the time of a Change in Control may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (iv) replaced with a cash retention program of the Corporation or any successor corporation (or parent thereof) which preserves the Fair Market Value of the underlying Shares at the time of the Change in Control and provides for subsequent payout of that value in accordance with the vesting schedule set forth in Paragraph 1.
ii.To the extent the Award is not assumed, substituted, continued or replaced in accordance with Paragraph 6(a), the RSUs then subject to this Award shall automatically vest in full immediately prior to (and contingent upon) the closing of the Change in Control and, unless Paragraph 2(b) applies, shall be paid and settled immediately prior to (and contingent upon) the closing of the Change in Control.
iii.The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made under any cash retention program described in subsection (a) above to the same extent and in the same manner as such provisions apply to a holder of a Share.
iv.Immediately following the consummation of the Change in Control, unless Paragraph 2(b) applies, this Award shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

v.If the Award is assumed in connection with a Change in Control or otherwise continued in effect, then the RSUs subject to the Award shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which the Shares subject to those RSUs immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those Shares actually been issued and outstanding at that time. To the extent that the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may in connection with the assumption or continuation of this Award and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily traded on an established U.S. securities market.
vi.If the Award is assumed, substituted for, continued or replaced in connection with a Change in Control, and if the Participant incurs an involuntary termination by the Corporation or its successor other than as a result of Participant’s Misconduct, or the Participant voluntarily terminates employment for Good Reason, in each case within eighteen (18) months following the effective date of a Change in Control of the Corporation, then such additional number of RSUs shall vest as of the date of termination as is equal to the number of RSUs as would have vested during the two (2) year period following the date of termination had Participant remained in Service with the Corporation or its successor during such period.
vii.This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
g.Adjustment in Shares. Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.
h.Withholding of Taxes.
i.Subject to Paragraph 8(d)(ii), upon the applicable Issue Date, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject, however, to the Corporation’s collection of the applicable Withholding Taxes. The Corporation shall have the right to require the Participant to pay to the Corporation the amount of any Withholding Taxes in respect of the Shares or to take whatever action it deems necessary to protect the interests of the Corporation in respect of such Withholding Tax liabilities, in accordance with this Paragraph 8.
ii.If the Participant is not a Section 16 Insider at the time such obligation for Withholding Taxes arises, the Participant may elect to satisfy all or a portion of the Corporation’s obligation for Withholding Taxes in one or more of the following forms:
1.in cash or check made payable to the Corporation;
2.by requesting that the Corporation withhold from the Shares otherwise deliverable to the Participant a number of whole Shares having a Fair Market Value as of the Issue Date, not in excess of the amount of such Withholding Taxes determined by using the applicable minimum statutory withholding rates, or such other amount or rate determined by the Corporation (the “Share Withholding Method”) (provided, however, that in no event shall the withholding rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such Withholding Taxes (or such other rate as may be required to avoid the liability classification of the RSUs under generally accepted accounting principles in the United States of America); provided, further, that the number of Shares withheld by the Corporation under the Share Withholding Method shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles in the United States of America); or
3.subject to compliance with applicable law and the Corporation’s insider trading policies, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance or pre-notification policies) to effect the immediate sale of a number of Shares issuable upon settlement of the RSUs and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Withholding Taxes payable in respect of the settlement of the RSUs on the Issue Date and (B) to the Corporation to deliver the certificates for the Shares to be sold directly to such brokerage firm on the settlement date in order to complete the sale.
    Notwithstanding the foregoing, if the Corporation’s obligations for Withholding Taxes are not satisfied by the Participant prior to the date on which the obligation for Withholding Taxes arises, and the Participant is not a Section 16 Insider at such time, the Corporation may satisfy the Corporation’s obligation for Withholding Taxes using the Share Withholding Method without further action by the Participant.

iii.If the Participant is a Section 16 Insider at the time such obligation for Withholding Taxes arises, the Corporation shall satisfy the Corporation’s obligation for Withholding Taxes under this Paragraph 7 (including Paragraph 7(d)) using the Share Withholding Method using the applicable minimum statutory withholding rates, or such other amount or rate determined by the Corporation prior to the applicable vesting date (provided, however, that the prior approval of the Compensation Committee shall be required for the use of any other withholding rate pursuant to this Paragraph 7(c)).
iv.(i)     Notwithstanding the provisions of subparagraphs (b) and (c) of this Paragraph 8, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the RSUs (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the RSUs vest hereunder (provided, however, that the satisfaction of the Participant’s Employment Taxes upon vesting of the RSUs in the event the Participant has elected to defer receipt of the Shares under Paragraph 2(b) will be handled in the manner provided in Paragraph 8(d)(ii) below and not pursuant to this Paragraph 8(d)(i)). Accordingly, to the extent the Issue Date for one or more vested RSUs is to occur in a year subsequent to the calendar year in which those RSUs vest, the Participant shall, on or before the last business day of the calendar year in which the RSUs vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those RSUs. The provisions of this Paragraph 8(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
(ii)     If the Participant elected to defer receipt of the Shares under Paragraph 2(b), the Employment Taxes will be due upon vesting in the RSUs, but prior to the Issue Date. In particular, upon vesting, Employment Taxes will be due even if the Participant has elected deferred delivery of the Shares issuable upon settlement of the RSUs. If Shares subject to the RSUs are issued on an accelerated basis to satisfy the Employment Taxes under this Paragraph 8(d)(ii), then the Participant will also have income tax on such Shares as wages and the corresponding income tax withholding provisions of applicable state, local or foreign tax laws (together with the Employment Taxes, the “Employment-Related Taxes”) also apply. If the Participant defers receipt of the Shares under Paragraph 2(b), (A) unless the Participant is a Section 16 Insider at the time such obligation for Employment Taxes arises, the Participant’s Employment-Related Taxes shall first be satisfied by the deduction of such amounts from other compensation payable to the Participant, and (ii) to the extent the other compensation payable to the Participant is determined by the Corporation to be insufficient to satisfy the Participant’s Employment-Related Taxes, or if Participant is a Section 16 Insider at the time such obligation for Employment-Related Taxes arises, the Participant’s acceptance of this Agreement constitutes the Participant’s instruction and authorization to the Corporation to satisfy the Employment-Related Taxes using the Share Withholding Method through the accelerated issuance and withholding of Shares otherwise issuable pursuant to the RSUs having a Fair Market Value not in excess of the amount necessary to satisfy the Employment-Related Taxes determined by using the applicable minimum statutory withholding rates.

v.Except as otherwise provided in Paragraph 6, the settlement of all RSUs which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.
vi.If the Participant elected to defer receipt of the Shares under Paragraph 2(b), the application of this Paragraph 8 to the RSUs shall be subject to any additional limitations on such withholding that may be contained in the Deferred Compensation Plan to the extent necessary to comply with Section 409A.
i.Compliance with Laws and Regulations.
i.The issuance of Shares pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.
ii.The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.
j.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.
k.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the Corporation’s personnel records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
l.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Award.

m.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.
n.Stockholder Approval. If the Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.
o.Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.
p.Section 409A.
    (a)    It is intended that all of the payments payable under this Agreement satisfy an exemption from, or comply with Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”), and, notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement (and any definitions hereunder) will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A (including to incorporate the terms and conditions required by Section 409A. Neither the time nor form of distribution of Shares with respect to the RSUs may be changed, except as may be permitted by the Plan Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.
    (b)    Unless a valid deferral election is made by the Participant pursuant to Section 2.2(b) above, it is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Participant no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Corporation in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.
    (b)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), unless the Participant elected to defer receipt of the Shares under Paragraph 2(b), each payment that Participant may be eligible to receive under this Award shall be treated as a separate and distinct payment.
    (c)    Notwithstanding any provision to the contrary in the Plan or this Agreement, to the extent any payments to Participant pursuant to this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then, to the extent required by Section 409A of the Code, no amount shall be payable upon Participant’s termination of employment unless such termination constitutes a “separation from service” as defined in Section 409A (“Separation from Service”).
    (d)    Notwithstanding any provision to the contrary in this Agreement, if Participant is deemed by the Corporation at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein are deemed to constitute “non-qualified deferred compensation,” then, to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the delivery of Shares upon such Separation from Service shall be delayed until the earliest of (i) the expiration of the six-month and one day period measured from the date of Participant’s Separation from Service with the Corporation, (ii) the date of Participant’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. No interest shall be due on any amounts so deferred.
    (e)    Notwithstanding any provision to the contrary in this Agreement, if any of the payments triggered upon the occurrence of a Change in Control set forth herein are deemed to constitute “non-qualified deferred compensation,” then, to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).
        (f)    If a Disability constitutes a payment event with respect to any portion of the RSUs which constitute a deferral of compensation and is subject to Section 409A, the Disability must also constitute a “disability,” as defined in Treasury Regulation §1.409A-1(a)(5) to the extent required by Section 409A.

        (g)    Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

q.Definitions. Defined terms used herein without definition shall have the meanings given to such terms in the Plan. In addition, the following definitions shall be in effect under the Agreement:
i.Agreement shall mean this Restricted Stock Unit Issuance Agreement.
ii.Good Reason shall mean (unless otherwise defined in an employment or other agreement between the Corporation and the Participant): Participant’s voluntary resignation from the Corporation upon any of the following events without Participant’s written consent: [(i) a material reduction in the Participant’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (ii) a material reduction in the Participant’s base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in the Participant’s compensation, unless the reduction is part of a Corporation-wide reduction that affects all similarly situated employees in substantially the same proportion; (iii) a relocation of the Participant’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles; or (iv) any breach by the Corporation of its obligations under any employment agreement with Participant that results in a material negative change to Participant.]1 / [(i) a material reduction in the Participant’s base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in the Participant’s compensation, unless the reduction is part of a Corporation-wide reduction that affects all similarly situated employees in substantially the same proportion; or (ii) a relocation of the Participant’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles.]2 Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Participant provides written notice (each, a “Good Reason Notice”) to the Corporation identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Corporation does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Participant and the Participant terminates his or her employment during the ninety (90)-day period after the Participant’s delivery of the Good Reason Notice. If the Participant does not terminate his or her employment for Good Reason within ninety (90) days after delivery of the Good Reason Notice, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
iii.Grant Date shall mean the date the RSUs are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
iv.Issue Date shall have the meaning indicated in Paragraph 1 of the Agreement.
1 First alternative to apply for employees who are participants in executive severance plans.
2 Second alternative to apply for all other employees.

v.Notwithstanding any contrary definition of “Misconduct” set forth in the Plan, Misconduct for purposes of this Agreement shall mean (unless otherwise defined in an employment or other agreement between the Corporation and the Participant): (i) Participant’s misappropriation of the Corporation’s funds or property, or any attempt by Participant to secure any personal profit related to the business or business opportunities of the Corporation without the informed, written approval of the Audit Committee of the Board; (ii) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any parent of the Corporation); (iii) Participant’s gross negligence or reckless misconduct in the performance of Participant’s duties; (iv) Participant’s willful failure to comply with any valid and legal directive of the Board or the person to whom Participant reports; (v) Participant’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Corporation; (vi) any other willful misconduct by Participant that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Corporation; or (vii) any other material breach or violation by the Participant of any employment agreement with the Corporation or any other material written policy of the Corporation; provided, however, that the Corporation shall have provided the Participant with written notice that such breach or violation has occurred, and the Participant has been afforded at least ten (10) business days to cure such breach or violation. Notwithstanding the foregoing, (A) the cure period shall not apply to violations of the Corporation’s code of conduct, code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure. Notwithstanding the foregoing, prong (b) of this definition is not intended to, and shall be interpreted in a manner that does not, limit or restrict a Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the 1934 Act).
vi.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
vii.RSU shall have the meaning set forth in Paragraph 1 of the Agreement.
viii.Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of RSUs under the Award and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of the Shares underlying those vested RSUs (or any other property).

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates indicated below.

ITERIS, INC. By: Print Name: Title:
PARTICIPANT Print Name: Date: